Exhibit 23.3

Independent Auditor’s Consent

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-57533, 333-49847, 333-70195, 333-83949, 333-94841, 333-61238, 333-71496, 333-105295 and 333-111454) and on Form S-8 (Nos. 333-52479, 333-35868, 333-112379, 333-35866, and 333-111457) of Cheniere Energy, Inc. of our report dated March 14, 2003 (except as to Note 13, which is as February 27, 2004) relating to the financial statements of Gryphon Exploration Company, which appears on page 90 in Cheniere Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ KPMG LLP

KPMG LLP

Houston, Texas

March 25, 2004